Exhibit 99.1

Granite Reports Fiscal Year 2019 Results

•	Granite to file its annual report on Form 10-K for 2019
•	The Company expects to file 2020 quarterly reports before the end of February
•	Audit/Compliance Committee independent investigation is now complete
•	New leadership team and refresh of strategic plan underway

WATSONVILLE, Calif. (February 19, 2021) - Granite Construction Incorporated (NYSE: GVA) today announced its 2019 financial results, reflecting a net loss of ($60.2) million (($1.29) per diluted share) compared to net income of $0.6 million ($0.01 per diluted share) in 2018. The results include after-tax, acquisition-related expenses for 2019 and 2018 of $33.0 million and $60.5 million, respectively. Revenue in 2019 increased $158.6 million, or 5.0%, to $3.4 billion primarily due to incremental revenue from 2018 acquisitions, while gross profit decreased $113.2 million to $221.7 million due to project write downs within the Heavy Civil Operating Group. Selling, general & administrative ("SG&A") expenses in 2019 were $308.0 million, or 8.9% of revenue, compared to $272.8 million, or 8.3% of revenue, in 2018, reflecting a higher cost structure from our 2018 acquisitions.

As of December 31, 2019, Committed and Awarded Projects ("CAP")(1) was $4.4 billion, a 2.4% decrease from $4.5 billion as of December 31, 2018, as the Company works through its Heavy Civil Operating Group portfolio. Cash and marketable securities totaled $295.1 million as of December 31, 2019, and debt totaled $364.4 million.

"Since being appointed to my role in September of last year, my top priority has been to achieve compliance with our reporting requirements," said Kyle Larkin, Granite President. "We assembled the right leadership team to shape the longer-term vision to move Granite forward. We are revisiting Granite's strategic plan, and I look forward to sharing an update in the near future."

Granite's Audit/Compliance Committee Investigation Completed

The previously announced investigation by the Audit/Compliance Committee is now complete. The Audit/Compliance Committee, in consultation with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, concluded that the Company's previously issued consolidated financial statements and related disclosures should no longer be relied upon for the years ended December 31, 2018 and 2017, as well as for the first three quarters of the year ended December 31, 2019 and for each of the quarters in the year ended December 31, 2018. As a result, Granite is restating its consolidated financial statements and related disclosures for those periods. Prior year consolidated financial information included herein reflects the impact of the restatement.

In addition, as of December 31, 2019, the Company has determined that it did not maintain effective internal control over financial reporting and disclosure controls and procedures due to the existence of material weaknesses. The Company has implemented, or is in the process of implementing, its remediation plan to address the material weaknesses. The Company has made certain personnel and organizational changes, and it is implementing additional oversight, training and communication programs regarding our Code of Conduct and project forecasting. The Company is also enhancing its internal controls over financial reporting.

“The completion of the investigation and filing of our Annual Report represents the conclusion of a very thorough process,” said Larkin. “We are committed to remediating all material weaknesses in our control environment and strengthening our processes and controls within the Heavy Civil Operating Group. These on-going remediation actions will be completed as soon as possible and will not only improve our internal control over financial reporting, but will also enhance processes and communication across the organization.” Larkin continued, “These actions further support the results of our strategic review of the Heavy Civil Operating Group that we outlined in October 2019, which included establishing a new Heavy Civil Operating Group management team. Since that time, we have also narrowed the footprint of the Heavy Civil Operating Group, including the closure of our New York office in January 2021. As we continue to work to de-risk our Heavy Civil Operating Group portfolio, we are now pursuing opportunities in markets where Granite’s presence, capabilities and resources provide strategic advantages. These actions will better position Granite to deploy its capital efficiently and to maximize shareholder value. I look forward to sharing more about this with you during our earnings call at the end of February.”

In connection with the independent investigation, Granite voluntarily contacted and subsequently received subpoenas from the Securities and Exchange Commission (“SEC”) Division of Enforcement. The Company is fulfilling document requests from the SEC, and will continue to cooperate with the SEC in its investigation.

(1) CAP is comprised of contract backlog (unearned revenue and other awards), as well as awarded construction management/general contractor, construction manager at-risk, and progressive design build projects not yet included in contract backlog.

Fiscal Year 2019 Segment Results (Unaudited - dollars in thousands)

Transportation Segment
		As Restated
Years Ended December 31,	2019	2018	Change
Revenue	$1,892,149	$1,946,750	$(54,601)	-2.8%
Gross profit	$55,001	$137,086	$(82,085)	-59.9%
Gross profit as a percent of revenue	2.9%	7.0%

		As Restated
December 31,	2019	2018	Change
Committed and Awarded Projects	$3,458,632	$3,609,920	$(151,288)	-4.2%

The Transportation segment revenue and gross profit decreased due to forecast revisions on certain projects in the Heavy Civil Operating Group. In 2019 and 2018, the Heavy Civil Operating Group recognized gross losses of ($138.7) million and ($54.4) million, respectively. These losses overshadowed our core transportation construction business' exceptional performance in 2019, despite inclement weather in the West experienced through May and again in December.

Segment CAP decreased $151.3 million to $3.5 billion as of December 31, 2019 reflecting the progression of Heavy Civil Operating Group projects, offset by new awards highlighted by the $348 million progressive-design build, Granite led job in Utah that moved into backlog in the fourth quarter of 2019. Heavy Civil Operating Group CAP declined $285 million as of December 31, 2019 as compared to the same period in 2018.

Water Segment
		As Restated
Years Ended December 31,	2019	2018	Change
Revenue	$468,730	$345,861	$122,869	35.5%
Gross profit	$29,766	$59,134	$(29,368)	-49.7%
Gross profit as a percent of revenue	6.4%	17.1%

		As Restated
December 31,	2019	2018	Change
Committed and Awarded Projects	$226,023	$330,083	$(104,060)	-31.5%

The Water segment revenue increase was due to incremental revenues from the acquisitions of Layne Christensen Company and LiquiForce in the second quarter of 2018 partially offset by unrepeated emergency work performed in 2018. The decrease in gross profit was primarily due to write downs on three projects totaling $22.5 million during 2019 combined with emergency work performed in 2018 that was not repeated in 2019.

Segment CAP totaled $226.0 million as of December 31, 2019 reflecting the progression on existing projects.

Specialty Segment
		As Restated
Years Ended December 31,	2019	2018	Change
Revenue	$727,537	$625,666	$101,871	16.3%
Gross profit	$86,729	$89,935	$(3,206)	-3.6%
Gross profit as a percent of revenue	11.9%	14.4%

		As Restated
December 31,	2019	2018	Change
Committed and Awarded Projects	$696,570	$547,194	$149,376	27.3%

The Specialty segment revenue increase was due to increased volume in the West led by private sector customers combined with incremental revenues from the Layne Christensen Company acquisition in the second quarter of 2018. Specialty segment gross profit decreased $3.2 million primarily due to lower profitability on a tunnel project in 2019.

Specialty segment CAP increased $149.4 million driven by successful bids in the Heavy Civil and Federal Operating Groups.

Materials Segment
		As Restated
Years Ended December 31,	2019	2018	Change
Revenue	$357,190	$368,754	$(11,564)	-3.1%
Gross profit	$50,182	$48,685	$1,497	3.1%
Gross profit as a percent of revenue	14.0%	13.2%

The Materials segment revenue decline reflects lower volumes due to inclement weather in the first half of 2019. The Materials segment gross profit increase reflects cost reduction efforts in our California and Northwest operating groups.

Outlook

   •  Fourth Quarter 2020 Preliminary Select Financial Information

The Company had $670.9 million of available liquidity as of December 31, 2020, inclusive of $441.3 million of cash and marketable securities, compared to $295.1 million of cash and marketable securities as of December 31, 2019. Debt was $338.8 million as of December 31, 2020, compared to $364.4 million as of December 31, 2019. The Company did not have any borrowings under its revolving credit facility as of December 31, 2020 and continues to focus on prudent working capital management.

During the fourth quarter of 2020, Heavy Civil Operating Group CAP decreased by $170 million from third quarter of 2020, as the Company continues to work through Heavy Civil Operating Group backlog and focuses on maintaining discipline with regard to pursuits of new projects in line with our Heavy Civil Operating Group strategic review. This decrease was more than offset by new awards in our core construction businesses, resulting in a net increase of CAP during the quarter of $0.1 billion. CAP totaled $4.3 billion as of December 31, 2020, including over $1.5 billion of best-value procurement work(2).

During 2020, we recorded goodwill impairments related to our Water and Mineral Services Operating Group totaling $147.1 million.  The impairments are primarily attributable to an adverse change in the business climate, exacerbated by economic disruption and market conditions associated with the COVID-19 pandemic.

(2) Best value procurement work includes construction management/general contractor, construction management at-risk, and progressive design build projects.

•  Conference Call

The Company will hold its next call with the investment community in conjunction with the release of its third quarter 2020 results, which is expected before the end of February. A press release will be issued at a later date providing more details on the timing with dial in information.

•  Late Filing 2020 Form 10-K

Given the significant effort and focus on filing the Company's 2019 Form 10-K and anticipated filings of the Company's 2020 Form 10-Qs before the end of February, the Company does not expect to complete and file its 2020 annual report on Form 10-K by the required filing or Form 12b-25 extension dates. The Company expects to file its 2020 annual report on Form 10-K before the end of March 2021.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects (CAP), results, preliminary select financial information and the expected completion and filing of Granite's quarterly and annual reports for 2020, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, results, preliminary select financial information and the expected completion and filing of Granite's quarterly and annual reports for 2020. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

		As Restated
December 31,	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$262,273	$272,804
Short-term marketable securities	27,799	30,002
Receivables, net	547,417	484,753
Contract assets	211,441	184,247
Inventories	88,885	88,623
Equity in construction joint ventures	193,110	231,365
Other current assets	46,016	48,710
Total current assets	1,376,941	1,340,504
Property and equipment, net	542,297	549,688
Long-term marketable securities	5,000	36,098
Investments in affiliates	84,176	84,354
Goodwill	264,279	259,471
Right of use assets	72,534	—
Deferred income taxes, net	50,158	30,142
Other noncurrent assets	106,703	126,893
Total assets	$2,502,088	$2,427,150

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,244	$47,286
Accounts payable	400,775	256,757
Contract liabilities	95,737	109,011
Accrued expenses and other current liabilities	337,300	324,383
Total current liabilities	842,056	737,437
Long-term debt	356,108	335,119
Lease liabilities	58,618	—
Deferred income taxes, net	3,754	4,160
Other long-term liabilities	63,136	61,080
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,503,805 shares as of December 31, 2019 and 46,665,889 shares as of December 31, 2018	456	467
Additional paid-in capital	549,307	564,559
Accumulated other comprehensive loss	(2,645)	(749)
Retained earnings	594,353	679,453
Total Granite Construction Incorporated shareholders’ equity	1,141,471	1,243,730
Non-controlling interests	36,945	45,624
Total equity	1,178,416	1,289,354
Total liabilities and equity	$2,502,088	$2,427,150

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

		As Restated
Years Ended December 31,	2019	2018
Revenue
Transportation	$1,892,149	$1,946,750
Water	468,730	345,861
Specialty	727,537	625,666
Materials	357,190	368,754
Total revenue	3,445,606	3,287,031
Cost of revenue
Transportation	1,837,148	1,809,664
Water	438,964	286,727
Specialty	640,808	535,731
Materials	307,008	320,069
Total cost of revenue	3,223,928	2,952,191
Gross profit	221,678	334,840
Selling, general and administrative expenses	307,981	272,776
Acquisition and integration expenses	15,299	61,520
Gain on sales of property and equipment	(18,703)	(7,672)
Operating (loss) income	(82,899)	8,216
Other (income) expense
Interest income	(7,433)	(6,082)
Interest expense	18,374	14,571
Equity in income of affiliates, net	(11,454)	(6,935)
Other income, net	(5,308)	(1,666)
Total other income	(5,821)	(112)
(Loss) income before benefit from income taxes	(77,078)	8,328
Benefit from income taxes	(20,376)	(3,208)
Net (loss) income	(56,702)	11,536
Amount attributable to non-controlling interests	(3,489)	(10,954)
Net (loss) income attributable to Granite Construction Incorporated	$(60,191)	$582

Net (loss) income per share attributable to common shareholders
Basic	$(1.29)	$0.01
Diluted	$(1.29)	$0.01
Weighted average shares of common stock
Basic	46,559	43,564
Diluted	46,559	44,025
Dividends per common share	$0.52	$0.52

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

		As Restated
Years Ended December 31,	2019	2018
Operating activities
Net (loss) income	$(56,702)	$11,536
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	123,418	111,544
Gain on sales of property and equipment, net	(18,703)	(4,910)
Change in deferred income taxes	(22,924)	12,110
Stock-based compensation	10,213	14,784
Equity in net loss from unconsolidated joint ventures	120,632	44,689
Net income from affiliates	(11,454)	(6,935)
Other non-cash adjustments	4,020	4,916
Changes in assets and liabilities, net of the effects of acquisitions:	(37,062)	(101,344)
Net cash provided by operating activities	111,438	86,390
Investing activities
Purchases of marketable securities	—	(9,952)
Maturities of marketable securities	30,000	75,000
Purchases of property and equipment	(106,828)	(111,101)
Proceeds from sales of property and equipment	37,091	16,238
Cash paid to purchase businesses, net of cash and restricted cash acquired	(6,227)	(55,027)
Proceeds from the sale of a business	—	47,812
Other investing activities, net	5,642	(2,568)
Net cash used in investing activities	(40,322)	(39,598)
Financing activities
Proceeds from issuance of debt	105,574	203,250
Proceeds from issuance of 2.75% Convertible Notes, net	230,000	—
Proceeds from issuance of common stock warrants, net	11,500	—
Purchase of Hedge Option, net	(37,375)	—
Debt principal repayments	(313,150)	(153,924)
Cash dividends paid	(24,316)	(22,424)
Repurchases of common stock	(36,900)	(16,557)
Contributions from non-controlling partners	68	200
Distributions to non-controlling partners	(12,235)	(13,275)
Debt issuance costs	(6,507)	—
Other financing activities, net	1,704	856
Net cash used in financing activities	(81,637)	(1,874)
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,521)	44,918
Cash, cash equivalents and restricted cash of $5,825 and $0 at beginning of period	278,629	233,711
Cash, cash equivalents and restricted cash of $5,835 and $5,825 at end of period	$268,108	$278,629

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted (loss) income before (benefit from) provision for income taxes, adjusted (benefit from) provision for income taxes, adjusted net (loss) income attributable to Granite Construction Incorporated and adjusted diluted net (loss) income per share to indicate the impact of amortization of debt discount related to our convertible notes and non-recurring acquisition, integration, acquired intangible amortization expenses, acquisition related depreciation and synergy costs (collectively referred to as “transaction costs”) related to the acquisition of the Layne Christensen Company and LiquiForce. Acquisition and integration costs include external transaction costs, professional fees and internal travel. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
		As Restated
Years Ended December 31,	2019	2018
Net (loss) income attributable to Granite Construction Incorporated	$(60,191)	$582
Depreciation, depletion and amortization expense(2)	123,418	111,544
Benefit from income taxes	(20,376)	(3,208)
Interest expense, net of interest income	10,941	8,489
EBITDA(1)	$53,792	$117,407
EBITDA margin(3)	1.6%	3.6%

Transaction costs	$17,944	$65,098
Adjusted EBITDA(1)	$71,736	$182,505
Adjusted EBITDA margin(1)(3)	2.1%	5.6%

(1) We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of transaction costs as defined above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA or Adjusted EBITDA divided by consolidated revenue of $3.4 billion year ended December 31, 2019, and $3.3 billion year ended December 31, 2018.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net (Loss) Income Reconciliation

(Unaudited - in thousands, except per share data)

		As Restated
Years Ended December 31,	2019	2018
(Loss) income before benefit from income taxes	$(77,078)	$8,328
Transaction costs	43,497	81,785
Amortization of debt discount(1)	1,071	—
Adjusted (loss) income before (benefit from) provision for income taxes	$(32,510)	$90,113

Benefit from income taxes	$(20,376)	$(3,208)
Tax effect of the transaction costs and amortization of debt discount(2)	11,588	17,276
Adjusted (benefit from) provision for income taxes	$(8,788)	$14,068

Net (loss) income attributable to Granite Construction Incorporated	$(60,191)	$582
After-tax transaction costs and amortization of debt discount	32,980	64,509
Adjusted net (loss) income attributable to Granite Construction Incorporated	$(27,211)	$65,091

Diluted net (loss) income per share attributable to common shareholders	$(1.29)	$0.01
After-tax transaction costs and amortization of debt discount	0.71	1.45
Adjusted diluted net (loss) income per share attributable to common shareholders	$(0.58)	$1.46

(1) Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, the $230.0 million aggregate principal amount of convertible senior notes that were issued in November 2019 (the “2.75 % Convertible Notes”), are separated into liability and equity components on the consolidated balance sheets. The equity component represents the excess of the $230.0 million principal amount of the 2.75% Convertible Notes over the carrying amount of the liability component (“debt discount”). We are amortizing the debt discount to interest expense using an effective interest rate of 6.62% over the expected life of the 2.75% Convertible Notes.

(2) The tax effect of transaction costs was calculated using the Company’s estimated annual statutory tax rate.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated